Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Third Quarter 2019 and Announces Seventeenth Consecutive Distribution Increase

BETHESDA, MD, October 30, 2019 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the third quarter of 2019.

Highlights:

•                  For the third quarter of 2019, the Partnership reported net income of $8.9 million and adjusted net income of $17.4 million, as compared to net income of $13.4 million and adjusted net income of $7.9 million for the third quarter of 2018

•                  For the third quarter of 2019, the Partnership reported our highest ever quarterly adjusted EBITDA of $39.4 million, as compared to adjusted EBITDA of $30.2 million for the third quarter of 2018

•                  The Partnership declared a quarterly distribution of $0.67 per unit, its seventeenth consecutive quarterly increase, at a distribution coverage ratio of 1.20 times

“As expected, our financial and operating performance for the third quarter was a significant step up from the second quarter, and with the ramp-up of the Hamlet plant, we continue to believe the fourth quarter will be a significant step up from the third.” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “We also are very excited that our sponsor has commenced construction of the fully contracted Lucedale production plant and the related Pascagoula terminal, part of the newest cluster of assets we expect to be made available to the Partnership, which should pave the way for the Partnership to double its expected 2019 adjusted EBITDA over the next few years.”

Third Quarter Financial Results

For the third quarter of 2019, we generated net revenue of $157.4 million, an increase of 9.2 percent, or $13.3 million, from the corresponding quarter of 2018.  Net revenue included product sales of $155.2 million on 811,000 metric tons of wood pellets sold during the third quarter of 2019, as compared to $142.5 million on 762,000 metric tons of wood pellets sold during the corresponding quarter of 2018.  The $12.6 million increase in product sales was primarily attributable to a 6.4 percent increase in sales volumes.  Other revenue was $2.2 million for the third quarter of 2019, as compared to $1.6 million for the corresponding quarter of 2018.

For the third quarter of 2019, we generated gross margin of $26.5 million, as compared to $30.1 million for the corresponding period in 2018, a decrease of approximately $3.7 million.  However, gross margin for the third quarter of 2018 included insurance recoveries, net of expenses incurred, related to the Chesapeake Incident (as defined below).  Excluding such amounts, gross margin for the third quarter of 2019 would have been $8.4 million higher than for the third quarter of 2018, primarily as the result of an increase in sales volumes.

Adjusted gross margin was $41.0 million for the third quarter of 2019, as compared to $35.6 million for the third quarter of 2018.  Adjusted gross margin per metric ton was $50.56 for the third quarter of 2019, as compared to adjusted gross margin per metric ton of $46.73 for the third quarter of 2018.  The increase in adjusted gross margin per metric ton was principally due to greater fixed cost absorption resulting in lower average costs per metric ton due to the Partnership’s higher production volumes and partially due to MSA Fee Waivers (as defined below).

For the third quarter of 2019, net income was $8.9 million, as compared to net income of $13.4 million for the third quarter of 2018.  Adjusted net income, which excludes the full financial impact of the Chesapeake Incident and the Hurricane Events (each as defined below) and includes the impact of certain non-cash waivers of fees for management services provided to us by our sponsor (the “MSA Fee Waivers”), was $17.4 million for the third quarter of 2019, as compared to $7.9 million for the third quarter of 2018.  Adjusted EBITDA for the third quarter of 2019 was our highest ever at $39.4 million, as compared to $30.2 million for the corresponding quarter of 2018.  The increase was primarily due to higher sales volumes and the MSA Fee Waivers.  Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $30.0 million for the third quarter of 2019, as compared to $20.7 million for the corresponding quarter of 2018.

As of September 30, 2019, the Partnership had $2.4 million of cash on hand and $185.0 million of borrowings outstanding under its senior secured revolving credit facility.  The $18.5 million increase in revolving borrowings in the third quarter of 2019 is due primarily to funding of capital expenditures associated with the Partnership’s wood pellet production plant in Hamlet, North Carolina (the “Hamlet plant”) and the Partnership’s previously announced projects (the “Mid-Atlantic Expansions”) to increase the aggregate production capacity of its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia by approximately 400,000 metric tons per year (“MTPY”).

Distribution

The board of directors of our general partner (the “Board”) declared a distribution of $0.67 per common unit for the third quarter of 2019.  This distribution represents the seventeenth consecutive distribution increase since the Partnership’s initial public offering.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights paid to our general partner, of $26.9 million for the third quarter of 2019 covers the distribution for the quarter at 1.20 times.  The quarterly distribution will be paid on Friday, November 29, 2019, to unitholders of record as of the close of business on Friday, November 15, 2019.

Outlook and Guidance

The Partnership now expects full-year 2019 net income to be in the range of $15.3 million to $20.3 million, adjusted EBITDA to be in the range of $140.7 million to $145.7 million, and distributable cash flow to be in the range of $94.0 million to $99.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner.  The Partnership expects adjusted EBITDA and distributable cash flow for the fourth quarter of 2019 to be higher than for the third quarter of 2019.  The Partnership continues to expect to distribute at least $2.65 per common unit for full-year 2019 and between $2.87 and $2.97 per common unit for full-year 2020.

The guidance amounts provided above, including the distribution expectations, include the benefit of our purchase of the sponsor’s interest in its first joint venture, which owns the Hamlet plant, in April 2019 (the “Hamlet Transaction”) and reflect the associated financing activities, but do not include the impact of any additional acquisitions by the Partnership from the sponsor, the sponsor’s development joint venture (the “Second JV”), or third parties, or any additional recoveries related to the Chesapeake Incident and the Hurricane Events (each as defined below).  The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period.  When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis and considers the expected distributable cash flow, net of expected amounts attributable to incentive distribution rights paid to our general partner.

“With our increased visibility into the year-end shipping schedule, we continue to expect to finish the year with further strong, quarter-over-quarter improvements in adjusted EBITDA and distributable cash flow.  As such, we narrowed the ranges of our previously provided adjusted EBITDA and distributable cash flow guidance and reaffirm our distribution guidance for 2019 and 2020,” said Shai Even, Chief Financial Officer of Enviva. “It was also nice to see our track record and continued growth in scale and diversification result in the recent credit rating upgrade, which brings our corporate rating to BB- / Ba3 from all three credit rating agencies.”

Market and Contracting Update

Our strategy is to fully contract the wood pellet production from our plants under long-term, take-or-pay off-take contracts.  The Partnership’s current production capacity is matched with a portfolio of firm off-take contracts that has a total weighted-average remaining term of 10.4 years and a total product sales backlog of $9.5 billion as of October 1, 2019.  Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and the Second JV, which we expect to have the opportunity to acquire, were included, our total weighted-average remaining term and product sales backlog would increase to 13.3 years and $17.8 billion, respectively.

Our sponsor’s previously announced 10-year, take-or-pay off-take contract to supply Mitsubishi Corporation with 210,000 MTPY of wood pellets is now firm.  Deliveries under the contract are expected to commence in 2022.

At the multinational level, on August 8, 2019, the United Nations Intergovernmental Panel on Climate Change (“IPCC”), which continues to drive climate policies around the globe, released a Special Report on Climate Change and Land (the “SRCCL”).  This report pointed out that a sustainable future depends on a diverse managed forest products industry that includes sawtimber, pulpwood, and bioenergy.  This is a reiteration of IPCC’s long-standing view, as expressed in the October 2018 Special Report on Global Warming of 1.5 °C, that biomass and bioenergy must play a key role under every single pathway to achieve the goal of limiting climate change to 1.5-degrees Celsius.  The International Renewable Energy Agency (“IRENA”), in its recently published Global Energy Transformation: A Roadmap to 2050 report (the “IRENA Roadmap”), not only reiterated IPCC’s view on the critical role of biomass, but also called for a tripling of the amount of modern biomass used for energy production from 5 percent today to 16 percent by 2050, as it laid out its own proposed global pathway to a carbon-neutral and renewable future by 2050.

At the recently concluded United Nations Climate Action Summit 2019 (the “2019 UN Climate Summit”), 65 countries and major sub-national economies committed to cut greenhouse gas (“GHG”) emissions to “net-zero” by 2050.  Heads of state from many countries where our existing and potential customers are located, including the Netherlands, Germany, and South Korea, announced or reiterated concrete coal phase-out plans and actions.  The global commitment to phase out coal, limit the impact of climate change, and achieve net-zero GHG emissions underline the continued strong growth expected in global demand for industrial-grade wood pellets, which the Partnership and its sponsor expect will underpin additional long-term off-take contracts.  Below are a few noteworthy market developments:

•                  In Poland, the government announced dedicated funds for the conversion of coal-fired municipal heating plants to biomass fuel to support the country’s efforts to reduce carbon emissions.  Local experts have estimated that up to one-third of the more than 400 municipal heating plants will either fully convert to or co-fire biomass fuel, driving demand for more than 3.5 million MTPY of biomass.

•                  In July 2019, the Lower House of the Netherlands passed the draft law to implement the government’s previously announced goal to phase-out all coal-fired power generation by 2030.  Under the phase-out law, four coal-fired power plants, with total generation capacity of approximately 4.0 GWs, must either switch to an alternative fuel or face shut-downs by 2030.   To avoid the shut-downs, these power plants are developing or commissioning biomass co-firing, which is expected to drive a significant increase in demand for industrial wood pellets in the Netherlands from just 350,000 metric tons in 2018 to over 3 million MTPY in 2021.  The phase-out law currently is being reviewed in the Upper House of the Dutch parliament.

•                  At the 2019 UN Climate Summit, Germany committed to achieving carbon neutrality by 2050.  Meanwhile, the German government released a new climate change action plan with an estimated $60 billion package of climate policy support.  In addition, the German government continues to progress the implementation of the Commission on Growth, Structural Economic Change and Employment’s (“Coal Commission”) recommendations.  The laws regarding the gradual coal phase-out and the shut-down of coal-fired power generation assets are expected to be drafted in 2019 and come into force by early 2020.  We expect these developments to drive demand for biomass in Germany.

•                  The government of South Korea announced at the 2019 UN Climate Summit that it will shut down ten coal-fired power plants by 2022, which may drive a significant increase in biomass demand.

Sustainability

More than 100 domestic and international scientists and university experts recently issued a letter in which they concluded that the “carbon benefits of sustainable forest biomass energy are well established” and urged policy makers around the world to base climate change policy decisions on current, consensus peer-reviewed science, rather than studies reliant on arguments that “significantly distort or ignore” the facts.

The letter referenced the SRCCL, in which the IPCC concluded that “in the long term, a sustainable forest management strategy aimed at maintaining or increasing forest carbon stocks, while producing an annual sustained yield of timber, fiber, or energy from the forest, will generate the largest sustained mitigation benefit.”  Consistent with the IPCC’s recommendations, Enviva’s sustainable practices, as outlined in our sponsor’s Responsible Sourcing Policy and through the Track & Trace® program, continue to contribute to increasing forest carbon storage in the Southeastern United States.  Enviva and our sponsor’s activities contribute to a robust market for forest products, which in turn contributed to the nearly 20 percent increase in forest inventory in our sourcing regions since 2008.

Finally, our sponsor recently completed audits of all of the Partnership and sponsor’s production facilities for third-party sustainability certifications and confirmed that all these facilities continue to fully meet or exceed the standards for Sustainable Forestry Initiative (“SFI”) Fiber Sourcing, SFI Chain of Custody, and Programme for the Endorsement of Forest Certification, as well as the Forest Stewardship Council and the Sustainable Biomass Program.

Partnership Development Activities

The Hamlet plant continues to ramp up production, and the Partnership continues to expect the plant to exit 2019 with a production run-rate of approximately 500,000 MTPY and to reach its nameplate production capacity of approximately 600,000 MTPY by the end of 2020.

The Mid-Atlantic Expansions are progressing and the Partnership expects to complete the construction activities in the first half of 2020 with startup thereafter, subject to receiving necessary permits.

Sponsor Development Activities

The Second JV has commenced construction of its deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”) and its wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”).  In addition, our sponsor recently executed a project agreement with the State of Alabama and applied for an air permit to construct a potential wood pellet production plant in Epes, Alabama (the “Epes plant”).  Subject to receiving the necessary permits, our sponsor expects to be ready to commence construction of the Epes plant in the first half of 2020.  Production from the Epes plant is expected to be transported by barge via the Tennessee-Tombigbee River to the Pascagoula terminal.  Our sponsor continues to evaluate additional sites in Alabama and Mississippi, the production of which would be exported through the Pascagoula terminal.

The Second JV continues to invest incremental capital in its wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”).  The Partnership currently purchases wood pellets produced by the Greenwood plant.  The Second JV expects to increase the Greenwood plant’s production capacity from 500,000 MTPY to 600,000 MTPY, subject to receiving necessary permits.

The Partnership expects to have the opportunity to acquire these assets and related off-take contracts from its sponsor and the Second JV.

“The several million metric tons per year of long-term contracts with Japanese customers that underpin the $8.3 billion revenue backlog held by our sponsor and its joint venture will require the production and export capacity of four plants and an export terminal.” said John Keppler, Chairman and Chief Executive Officer of Enviva. “The assets include the currently operating Greenwood plant, the Lucedale plant, the Epes plant, one additional production plant in the Pascagoula cluster, and the Pascagoula terminal itself, the potential drop-downs of which we believe will help double the Partnership’s expected 2019 adjusted EBITDA over the next few years.  This expected growth does not include the potential additional impact of our sponsor’s current off-take contract pipeline, which exceeds the existing, combined contract backlog of the Partnership and its sponsor.”

Presentation of Financial Results

In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), in certain cases we have provided financial results excluding the financial impact of the previously reported fire incident at the Partnership’s marine export terminal in Chesapeake, Virginia (the “Chesapeake Incident”), which occurred during the first quarter of 2018, and Hurricanes Florence and Michael (the “Hurricane Events”), which occurred during the second half of 2018.

Conference Call

We will host a conference call with executive management related to our third quarter 2019 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, October 31, 2019.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates seven plants with a combined production capacity of over 3.5 million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except number of units)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,357	$2,460
Accounts receivable	49,643	54,794
Insurance receivables	—	5,140
Related-party receivables	—	1,392
Inventories	42,349	31,490
Prepaid expenses and other current assets	3,998	2,235
Total current assets	98,347	97,511
Property, plant and equipment - in service, net	683,524	542,635
Construction in progress	60,924	14,393
Total property, plant and equipment, net	744,448	557,028
Operating lease right-of-use assets, net	33,379	—
Goodwill	85,615	85,615
Other long-term assets	7,326	8,616
Total assets	$969,115	$748,770
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$21,512	$15,551
Related-party payables and accrued liabilities	9,119	28,225
Deferred consideration for drop-downs due to related party	40,000	74,000
Accrued and other current liabilities	48,318	41,400
Current portion of interest payable	13,209	5,434
Current portion of long-term debt and finance lease obligations	4,490	2,722
Total current liabilities	136,648	167,332
Long-term debt and finance lease obligations	543,589	429,933
Long-term operating lease liabilities	33,725	—
Long-term interest payable	1,100	1,010
Other long-term liabilities	2,170	3,779
Total liabilities	717,232	602,054
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (19,870,436 and 14,573,452 units issued and outstanding at September 30, 2019 and December 31, 2018, respectively)	314,258	207,612
Common unitholder—sponsor (13,586,375 and 11,905,138 units issued and outstanding at September 30, 2019 and December 31, 2018, respectively)	92,286	72,352
General partner (no outstanding units)	(106,530)	(133,687)
Accumulated other comprehensive income	61	439
Total Enviva Partners, LP partners’ capital	300,075	146,716
Noncontrolling interest	(48,192)	—
Total partners’ capital	251,883	146,716
Total liabilities and partners’ capital	$969,115	$748,770

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Product sales	$155,188	$142,541	$478,989	$398,031
Other revenue (1)	2,217	1,607	4,864	7,037
Net revenue	157,405	144,148	483,853	405,068
Cost of goods sold (1)	117,993	104,351	395,861	331,356
Depreciation and amortization	12,946	9,678	35,112	28,800
Total cost of goods sold	130,939	114,029	430,973	360,156
Gross margin	26,466	30,119	52,880	44,912
General and administrative expenses	1,314	3,201	9,179	9,778
Related-party management services agreement fee	6,486	4,114	19,488	11,628
Total general and administrative expenses	7,800	7,315	28,667	21,406
Income from operations	18,666	22,804	24,213	23,506
Other income (expense):
Interest expense	(9,872)	(9,445)	(28,701)	(27,137)
Other income (expense), net	58	(3)	616	1,196
Total other expense, net	(9,814)	(9,448)	(28,085)	(25,941)
Net income (loss)	$8,852	$13,356	$(3,872)	$(2,435)
Net income (loss) per limited partner common unit:
Basic	$0.15	$0.45	$(0.44)	$(0.25)
Diluted	$0.15	$0.43	$(0.44)	$(0.25)
Net loss per limited partner subordinated unit:
Basic and diluted	$—	$—	$—	$(0.25)
Weighted-average number of limited partner units outstanding:
Common—basic	33,457	26,477	31,230	19,866
Common—diluted	33,457	27,478	31,230	19,866
Subordinated—basic and diluted	—	—	—	6,541

(1) See Note 13, Related-Party Transactions

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,872)	$(2,435)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,747	29,240
MSA Fee Waivers	18,749	—
Amortization of debt issuance costs, debt premium and original issue discounts	899	828
Loss on disposal of assets	562	900
Unit-based compensation	3,835	5,604
De-designation of foreign currency forwards and options	—	(1,947)
Fair value changes in derivatives	(2,275)	(4,465)
Unrealized loss on foreign currency transactions, net	58	32
Change in operating assets and liabilities:
Accounts and insurance receivables	9,492	30,004
Related-party receivables	1,392	(123)
Prepaid expenses and other current and long-term assets	(212)	(160)
Inventories	(10,679)	(9,735)
Derivatives	1,514	5,080
Accounts payable, accrued liabilities and other current liabilities	(2,247)	5,709
Related-party payables and accrued liabilities	(12,025)	3,317
Accrued interest	6,420	7,634
Operating lease liabilities	(3,715)	—
Other long-term liabilities	(164)	648
Net cash provided by operating activities	43,479	70,131
Cash flows from investing activities:
Purchases of property, plant and equipment	(81,484)	(16,034)
Payment in relation to the JV 1.0 Drop-Down	(74,700)	—
Other	1,502	1,130
Net cash used in investing activities	(154,682)	(14,904)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility	345,000	134,750
Payments on senior secured revolving credit facility	(233,000)	(123,250)
Payments on other long-term debt and finance lease obligations	(2,026)	(4,745)
Proceeds from common unit issuances, net	96,822	241
Payment of deferred consideration for Wilmington Drop-Down	(24,300)	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(69,526)	(55,163)
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	—	(2,341)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(1,870)	(4,380)
Net cash provided by (used in) financing activities	111,100	(54,888)
Net (decrease) increase in cash, cash equivalents and restricted cash	(103)	339
Cash, cash equivalents and restricted cash, beginning of period	2,460	524
Cash, cash equivalents and restricted cash, end of period	$2,357	$863

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Continued)

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Non-cash investing and financing activities:
Common unit issuance for deferred consideration for Wilmington Drop-Down	$49,700	$—
Common unit issuance for the JV 1.0 Drop-Down	50,000	—
Supplemental cash flow information:
Interest paid, net of capitalized interest	$19,977	$18,802

Non-GAAP Financial Measures

We use adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Net (Loss) Income

We define adjusted net (loss) income as net (loss) income excluding certain expenses incurred related to the Chesapeake Incident and the Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, the “MSA Fee Waivers”), and interest expense associated with incremental borrowings related to the Chesapeake Incident.  We believe that adjusted net (loss) income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin per Metric Ton

We use adjusted gross margin per metric ton to measure our financial performance.  We define adjusted gross margin as gross margin excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, MSA Fee Waivers, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, and acquisition costs.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, MSA Fee Waivers and unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, and acquisition costs.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures

Adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of net income (loss) to adjusted net income:
Net income (loss)	$8,852	$13,356	$(3,872)	$(2,435)
Chesapeake Incident and Hurricane Events	47	(6,787)	55	8,999
MSA Fee Waivers	7,703	—	18,749	—
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	769	1,326	1,259	1,326
Adjusted net income	$17,371	$7,895	$16,191	$7,890

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Gross margin	$26,466	$30,119	$52,880	$44,912
Loss on disposal of assets	212	656	562	900
Depreciation and amortization	12,946	9,678	35,112	28,800
Chesapeake Incident and Hurricane Events	47	(6,787)	125	8,999
Changes in unrealized derivative instruments	(1,028)	1,944	(1,352)	(750)
MSA Fee Waivers	2,300	—	5,000	—
Acquisition costs(1)	59	—	4,302	—
Adjusted gross margin	$41,002	$35,610	$96,629	$82,861
Metric tons sold	811	762	2,523	2,109
Adjusted gross margin per metric ton	$50.56	$46.73	$38.30	$39.29

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of net income (loss) to adjusted EBITDA and distributable cash flow:
Net income (loss)	$8,852	$13,356	$(3,872)	$(2,435)
Add:
Depreciation and amortization	13,291	9,801	35,747	29,240
Interest expense	9,872	9,445	28,701	27,137
Non-cash unit compensation expense	350	1,781	3,835	5,604
Asset impairments and disposals	212	656	562	900
Chesapeake Incident and Hurricane Events	47	(6,787)	55	8,999
Changes in the fair value of derivative instruments	(1,028)	1,944	(1,352)	(750)
MSA Fee Waivers	7,703	—	18,749	—
Acquisition costs(1),(2)	114	30	5,566	176
Adjusted EBITDA	39,413	30,226	87,991	68,871
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	8,797	7,839	26,542	24,984
Maintenance capital expenditures	579	1,638	2,343	3,252
Distributable cash flow attributable to Enviva Partners, LP	30,037	20,749	59,106	40,635
Less: Distributable cash flow attributable to incentive distribution rights	3,107	1,532	8,150	4,196
Distributable cash flow attributable to Enviva Partners, LP limited partners	$26,930	$19,217	$50,956	$36,439

Cash distributions declared attributable to Enviva Partners, LP limited partners	$22,416	$16,814	$66,077	$50,005

Distribution coverage ratio	1.20	1.14	0.77	0.73

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net (loss) income, in each case for the twelve months ending December 31, 2019 (in millions):

Twelve Months Ending December 31, 2019
Estimated net income	$15.3 - 20.3
Add:
Depreciation and amortization	49.1
Interest expense	41.3
Non-cash unit compensation expense	7.9
Asset impairments and disposals	0.6
Chesapeake Incident and Hurricane Events	0.1
Changes in the fair value of derivative instruments	(1.4)
Acquisition costs(1),(2)	5.6
MSA Fee Waivers(3)	21.2
Other non-cash expenses	1.0
Estimated adjusted EBITDA	$140.7 - 145.7
Less:
Interest expense net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	39.9
Maintenance capital expenditures	6.8
Estimated distributable cash flow	$94.0 - 99.0

(1)                     Includes $4.2 million of incremental costs incurred during the first quarter of 2019, which are unrepresentative of our ongoing operations, in connection with our evaluation of the potential purchase of a third-party wood pellet production plant (the “Potential Target”). When we commenced our review, the Potential Target had recently returned to operations following an extended shutdown during a bankruptcy proceeding with the intent of demonstrating favorable operations prior to conducting an auction sale process; however, the Potential Target had not yet established a logistics chain through a viable export terminal, given that the terminal through which the plant historically had exported was not operational at the time and was not reasonably certain to become operational in the future. Accordingly, as part of our diligence of the Potential Target, we developed an alternative logistics chain to bring the Potential Target’s wood pellets to market and began purchasing the production of the Potential Target for a trial period. The incremental costs associated with the establishment and evaluation of this new logistics chain primarily consist of barge, freight, trucking, storage, and shiploading services. We have completed our evaluation of the alternative logistics chain and determined it is not viable; consequently, we do not expect to incur additional costs of this nature in the future.

(2)                     Includes $1.2 million in costs incurred during the first and second quarter of 2019 related to the Hamlet Transaction, in addition to the costs described in footnote 1.

(3)                     Includes: 1) $12.0 million of MSA Fee Waivers during the second and third quarter of 2019 and expected 2.5 million of MSA Fee Waivers during the fourth quarter of 2019,  in connection with the Hamlet Transaction where the sponsor agreed to waive such fees that otherwise would be owed by (i) Enviva Wilmington Holdings, LLC (the “First JV”) until the later of July 1, 2019 or commencement of commercial operations of the Hamlet plant, and (ii) the Partnership until June 30, 2020; 2) $5.0 million of MSA Fee Waivers from our sponsor as consideration for our assignment of two shipping contracts to our sponsor, and 3) $1.7 million of MSA Fee Waivers pursuant to the management services agreement between the First JV and the sponsor prior to the Hamlet Transaction.

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate and complete drop-down acquisitions with our sponsor or the Second JV, including the associated contracts; (iv) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (v) the creditworthiness of our contract counterparties; (vi) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (vii) changes in the price and availability of natural gas, coal, or other sources of energy; (viii) changes in prevailing economic conditions; (ix) our inability to complete acquisitions, including acquisitions from our sponsor and joint ventures, or to realize the anticipated benefits of such acquisitions; (x) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xi) fires, explosions, or other accidents; (xii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power generators; (xiii) changes in the regulatory treatment of biomass in core and emerging markets; (xiv) our inability to timely acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations as well as expenditures associated therewith; (xv) changes in the price and availability of transportation; (xvi) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xvii) risks related to our indebtedness; (xviii) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xix) changes in the quality specifications for our products that are required by our customers; (xx) labor disputes; (xxi) the effects of the anticipated exit of the United Kingdom from the EU on our and our customers’ businesses; (xxii) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) our inability to borrow funds and access capital markets; and (xxiv) our inability to successfully execute our project development and construction activities on time and within budget.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com